[Translation]

Exhibit 1.4

Established on June 27, 1994
Amended on May 8, 1998
Amended on June 24, 1998
Amended on May 1, 2002

REGULATIONS OF THE BOARD OF CORPORATE AUDITORS

NTT DoCoMo, Inc.

REGULATIONS OF THE BOARD OF CORPORATE AUDITORS

Article 1.    (Purpose)

1. These Regulations shall govern the matters concerning the Board of Corporate Auditors pursuant to Article 24, paragraph 3 of the Articles of Incorporation and Article 6, paragraph 4 of the Regulations for the Audit of Corporate Auditors.

2. Unless otherwise provided by the laws and regulations or the Articles of Incorporation, the matters concerning the Board of Corporate Auditors shall be governed by these Regulations

Article 2.    (Composition)

The Board of Corporate Auditors shall be composed of all the Corporate Auditors.

Article 3.    (Purpose of the Board of Corporate Auditors)

The Board of Corporate Auditors shall receive a report concerning important matters, deliberate or make resolutions; provided however, that foregoing does not prevent the execution of powers of each Corporate Auditor.

Article 4.    (Meetings to be Held)

1. The meeting of the Board of Corporate Auditors shall be held once every month as a general rule.

2. An extraordinary meeting of the Board of Directors may be held from time to time whenever necessary.

Article 5.    (Person Entitled to Convene Meetings and Chairman)

1. The Board of Corporate Auditors may appoint a person to convene meetings of the Board of Corporate Auditors; provided however, that the foregoing does not prevent convention by any other Corporate Auditor.

2. The chairman to conduct the meetings of the Board of Corporate Auditors shall be the person who convenes such meeting as prescribed in the preceding paragraph.

Article 6.    (Procedures for Convocation)

1. In order for a meeting of the Board of Corporate Auditors to be convened, notice thereof shall be dispatched to each Corporate Auditor at least three (3) days prior to the date of the meeting; provided, however, that such period may be shortened if so required in urgent cases.

2. If the unanimous consent of all Corporate Auditors is obtained, a meeting of the Board of Corporate Auditors may be held without following the procedures for convening meetings.

3. The provisions of the preceding two paragraphs shall apply mutatis mutandis to a change in the date of a meeting or to cancellation of a meeting convened.

Article 7.    (Method of Resolution)

Resolutions of a meeting of the Board of Directors (that determine matters which require consent of the Corporate Auditors) shall be adopted by a majority vote of all Corporate Auditors, except a resolution of discharge of Independent Auditors pursuant to Article 13, paragraph 2 of these Regulations and the consent of the Board of Corporate Auditors pursuant to Article 13-3 of these Regulations.

Article 8.    (Resolution of Auditing Principles and Others)

1. Auditing principles, audit plans, audit procedures, business for audit, and budgeting of audit expenses, etc. shall be determined by resolution of the Board of Corporate Auditors after deliberation at a meeting of the Board of Corporate Auditors at the beginning of the audit.

2. In addition to the matters set out in the preceding paragraph, the Board of Corporate Auditors may resolve any other matters deemed to be necessary to perform the duties of the Corporate Auditors.

Article 9.    (Reports to the Board of Corporate Auditors by Corporate Auditor)

1. The Corporate Auditor shall report the state of their execution of duties from time to time to the Board of Corporate Auditors and shall report when required by the Board of Corporate Auditors.

2. Any Corporate Auditor who has been reported to by the Independent Auditors, the Directors or any other person shall report thereof to the Board of Corporate Auditors.

Article 10.    (Reports from Independent Auditors or Directors, etc.)

The Corporate Auditors may be reported to by Independent Auditors, Directors or any other person at the meeting of the Board of Corporate Auditors, when necessary.

Article 11.    (Measures to be held for Special Reports)

1. The Board of Corporate Auditors shall deliberate on the necessity of investigation in the case that any report was made by any of the Directors to the effect that material damage to the Company was found.

2. The measures set out in the preceding paragraph shall also be taken in the case that any report was made by any of the Independent Auditors to the effect that any misconduct by a Director with respect to his business or any other material facts which contravene the provisions of laws, regulations and the Articles of Incorporation of the Company was found.

Article 12.    (Preparation of Audit Reports)

1. The Board of Corporate Auditors shall receive the financial statements and supplementary statements of the Company and reports concerning subsequent events from the Directors and the audit reports of the Independent Auditors and other related documents from the Independent Auditors. It may be determined that the person who receives such documents shall be a full-time Corporate Auditor.

2. The Board of Corporate Auditors shall prepare the audit report of the Corporate Auditors after hearing reports from each Corporate Auditor on the matters to be described on such report after deliberation.

3. In the case that there is any differing opinion of any Corporate Auditor, such opinion shall be indicated in the audit report of the Corporate Auditors.

4. Each Corporate Auditor shall sign and affix his/her seal on the audit report of the Corporate Auditors. Any full-time Corporate Auditor shall indicate such title thereon.

Article 13.    (Resolution on Appointment, non-Reappointment and Discharge of Independent Auditors)

1. The following matters relating to appointment, non-reappointment and discharge of the Independent Auditors shall be determined by resolution of the Board of Corporate Auditors:

1)	to consent to the matters for resolution to be submitted to a general meeting of shareholders concerning appointment, non-reappointment or discharge of the Independent Auditors;

2)	to request that matters concerning appointment, non-reappointment or discharge of the Independent Auditors be matters for resolution to be submitted to a general meeting of shareholders;

3)	to request the matters for resolution to be submitted to a general meeting of the shareholders at which the appointment of Independent Auditors is to be resolved; and

4)	to appoint any person to temporarily assume the duty of the Independent Auditors in case of a lack of such Independent Auditors.

2. In the case that the Board of Corporate Auditors determines to discharge the Independent Auditors pursuant to any provisions of laws and regulations, a unanimous resolution of the Board of the Corporate Auditors shall be required. In such case, a Corporate Auditor appointed by the Board of Corporate Auditors shall report on and explain the reason for such discharge at the first general meeting of shareholders to be held after such discharge.

Article 13-2.    (Consent concerning Appointment of Corporate Auditors and Right to request Proposals)

The following matters relating to appointment of the Corporate Auditors shall be determined by resolution of the Board of Corporate Auditors:

1)	to consent to the matters to be submitted for resolution to a general meeting of shareholders concerning appointment of the Corporate Auditors;

2)	to request that matters concerning appointment of the Corporate Auditors be matters to be submitted for resolution to a general meeting of shareholders; and

3)	to request matters to be submitted for resolution to a general meeting of the shareholders at which the appointment of the Corporate Auditors is to be resolved

Article 13-3.    (Consent of Board of Corporate Auditors)

The consent of Board of Corporate Auditors to the following matters shall be resolved unanimously:

1)	exculpation of any Directors to be submitted to the general meeting of shareholders;

2)	amendment to the Articles of Incorporation in order to make it possible to exculpate any Directors

3)	amendment to the Articles of Incorporation in order to make it possible to enter into a liability limitation agreement with outside Directors

4)	to intervene in order to assist any Directors

Article 14.    (Deliberation on Execution of Duty of Corporate Auditors)

The Corporate Auditors may deliberate at the meeting of the Board of Corporate Auditors before their exercise of rights and execution of duties with respect to the following matters:

1)	any explanation in the case that any question in writing was made to the Corporate Auditors by any shareholder prior to the meeting of the shareholders;

2)	any report to the Board of Directors and request of convocation of a meeting of the Board of Directors and any matters related thereto;

3)	any report of their opinion with respect to the matters for resolution or other materials to be submitted to the general meeting of shareholders;

4)	any request for injunction against an act of the Directors;

5)	any statement at a general meeting of the shareholders with respect to the appointment, discharge, resign and remuneration of the Corporate Auditors;

6)	any matter concerning lawsuits between the Company and a Director; and

7)	any other matters including filing of lawsuits.

Article 15.    (Deliberation on Mutual Election of Full-time Corporate Auditors and Remuneration of Corporate Auditors)

Deliberation for mutual election of any full-time Corporate Auditor and for remuneration of Corporate Auditors may be made at a meeting of the Board of Corporate Auditors when all the Corporate Auditors agree to hold such deliberation.

Article 16.    (Minutes)

1. The substance and results of the proceedings of a meeting of the Board of Corporate Auditors shall be stated or recorded in minutes, to which the Corporate Auditors present shall affix their respective names and seals or electronic signature.

2. The Company shall keep the minutes set out in the preceding paragraph at the head office of the Company for ten (10) years. The provisions for handling the minutes of the meeting of the Board of Directors shall be applied, mutatis mutandis, to the handling of the minutes of the meetings of the Board of Corporate Auditors.

Article 17.    (Administration Office)

The administration of the Board of Corporate Auditors including convocation and preparing the minutes of a meeting of the Board of Corporate Auditors and any other operational matters relating thereto shall be handled by the Corporate Auditor’s Office.

Article 18.    (Amendments and Abolishment)

Any amendment to or abolishment of these Regulations shall be made by the Board of Corporate Auditors.

Supplemental Provisions

These Regulations shall be effective as from June 27, 1994.

These Regulations shall be effective as from May 8, 1998.

These Regulations shall be effective as from June 24, 1998.

These Regulations shall be effective as from May 1, 2002

June 25, 2002

This is to certify that this copy is identical to the original.

NTT DoCoMo, Inc.

Keisuke Nakasaki
Chairman of the Board of Corporate Auditors

CERTIFICATE OF ENGLISH TRANSLATION

Pursuant to Rule 306 of Regulation S-T, the registrant certifies that the attached Regulations of the Board of Corporate Auditors is a fair and accurate English translation.

NTT DoCoMo, Inc.

By:	/s/ MASAYUKI HIRATA
Masayuki Hirata Executive Vice President and Chief Financial Office

Date:    July 10, 2002